Ex 10.25

CREDIT AGREEMENT

among

VECTREN CAPITAL, CORP.,

as Borrower,

VECTREN CORPORATION,

as Guarantor,

THE LENDERS SIGNATORY HERETO,

FIFTH THIRD BANK,

U.S. BANK NATIONAL ASSOCIATION and

WACHOVIA BANK, N.A.,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

LASALLE BANK NATIONAL ASSOCIATION,

as Administrative Agent and LC Issuer

Dated as of November 10, 2005

J.P. MORGAN SECURITIES, INC.
and
LASALLE BANK NATIONAL ASSOCIATION

JOINT LEAD ARRANGERS AND BOOK RUNNERS

13284408 01712640

1.	ARTICLE IDEFINITIONS1

2.	ARTICLE IITHE CREDITS12

1.	2.1.Commitments12

2.	2.2.Required Payments; Termination13

3.	2.3.Ratable Loans13

4.	2.4.Types of Advances14

5.	2.5.Facility Fee; Reductions in Aggregate Commitment14

6.	2.6.Minimum Amount of Each Advance14

7.	2.7.Optional Principal Payments14

8.	2.8.Method of Selecting Types and Interest Periods for New Advances15

9.	2.9.Conversion and Continuation of Outstanding Advances16

10.	2.10.Changes in Interest Rate, etc16

11.	2.11.Rates Applicable After Default17

12.	2.12.Method of Payment17

13.	2.13.Notes; Telephonic Notices17

14.	2.14.Interest Payment Dates; Interest and Fee Basis18

15.	2.15.Notification of Advances, Interest Rates, Prepayments and Commitment Reductions18

16.	2.16.Lending Installations18

17.	2.17.Non-Receipt of Funds by the Administrative Agent19

18.	2.18.Issuance of Letters of Credit19

19.	2.19.Letters of Credit Participation20

20.	2.20.Compensation for Letters of Credit21

21.	2.21.Reimbursement of Letters of Credit22

22.	2.22.Use of Proceeds23

23.	2.23.Increases in Aggregate Commitment23

24.	2.24.Extension of Commitment Termination Date24

3.	ARTICLE IIIYIELD PROTECTION; TAXES25

25.	3.1.Yield Protection25

26.	3.2.Changes in Capital Adequacy Regulations26

27.	3.3.Availability of Types of Advances26

28.	3.4.Funding Indemnification26

29.	3.5.Taxes26

30.	3.6.Lender Statements; Survival of Indemnity29

31.	3.7.Replacement of Lenders29

4.	ARTICLE IVCONDITIONS PRECEDENT30

32.	4.1.Initial Credit Extension30

33.	4.2.Each Credit Extension31

5.	ARTICLE VREPRESENTATIONS AND WARRANTIES32

34.	5.1.Existence and Standing32

35.	5.2.Authorization and Validity32

36.	5.3.No Conflict; Government Consent32

37.	5.4.Financial Statements32

38.	5.5.Material Adverse Change33

39.	5.6.Taxes33

40.	5.7.Litigation and Contingent Obligations33

41.	5.8.Subsidiaries33

42.	5.9.ERISA33

43.	5.10.Accuracy of Information34

44.	5.11.Regulation U34

45.	5.12.Material Agreements34

46.	5.13.Compliance With Laws34

47.	5.14.Ownership of Properties34

48.	5.15.Plan Assets; Prohibited Transactions34

49.	5.16.Environmental Matters34

50.	5.17.Investment Company Act35

51.	5.18.Insurance35

52.	5.19.Solvency35

53.	5.20.Public Utility Holding Company Act35

54.	5.21.Reportable Transaction36

55.	5.22.Existing Credit Agreement36

6.	ARTICLE VICOVENANTS36

56.	6.1.Financial Reporting36

57.	6.2.Use of Proceeds38

58.	6.3.Notice of Default38

59.	6.4.Conduct of Business38

60.	6.5.Taxes38

61.	6.6.Insurance38

62.	6.7.Compliance with Laws38

63.	6.8.Maintenance of Properties39

64.	6.9.Inspection39

65.	6.10.Dividends39

66.	6.11.Indebtedness39

67.	6.12.Merger41

68.	6.13.Sale of Assets41

69.	6.14.Investments and Acquisitions41

70.	6.15.Liens42

71.	6.16.Affiliates43

72.	6.17.Leverage Ratio43

73.	6.18.Certain Restrictions43

7.	ARTICLE VIIDEFAULTS44

8.	ARTICLE VIIIACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES46

74.	8.1.Acceleration46

75.	8.2.Remedies Not Exclusive46

76.	8.3.Deposit to Secure Reimbursement Obligations47

77.	8.4.Subrogation47

78.	8.5.Amendments47

79.	8.6.Preservation of Rights48

9.	ARTICLE IXGENERAL PROVISIONS49

80.	9.1.Survival of Representations49

81.	9.2.Governmental Regulation49

82.	9.3.Headings49

83.	9.4.Entire Agreement49

84.	9.5.Several Obligations; Benefits of this Agreement49

85.	9.6.Expenses; Indemnification49

86.	9.7.Numbers of Documents50

87.	9.8.Accounting50

88.	9.9.Severability of Provisions50

89.	9.10.Nonliability of Lenders50

90.	9.11.Confidentiality51

91.	9.12.Nonreliance51

92.	9.13.Disclosure51

93.	9.14.Patriot Act Notification51

10.	ARTICLE XTHE ADMINISTRATIVE AGENT51

94.	10.1.Appointment; Nature of Relationship51

95.	10.2.Powers52

96.	10.3.General Immunity52

97.	10.4.No Responsibility for Loans, Recitals, etc52

98.	10.5.Action on Instructions of Lenders53

99.	10.6.Employment of Agents and Counsel53

100.	10.7.Reliance on Documents; Counsel53

101.	10.8.Agent’s Reimbursement and Indemnification53

102.	10.9.Notice of Default54

103.	10.10.Rights as a Lender54

104.	10.11.Lender Credit Decision54

105.	10.12.Successor Administrative Agent54

106.	10.13.Administrative Agent’s and Arrangers’ Fees55

107.	10.14.Delegation to Affiliates55

108.	10.15.Agent May File Proofs of Claim55

109.	10.16.Other Agents56

11.	ARTICLE XISETOFF; RATABLE PAYMENTS56

110.	11.1.Setoff56

111.	11.2.Ratable Payments56

12.	ARTICLE XIIBENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS57

112.	12.1.Successors and Assigns57

113.	12.2.Participations57

114.	12.3.Assignments58

115.	12.4.Dissemination of Information59

116.	12.5.Tax Treatment59

13.	ARTICLE XIIIGUARANTY59

117.	13.1.Guaranty59

118.	13.2.Waivers60

119.	13.3.Guaranty Absolute60

120.	13.4.Acceleration61

121.	13.5.Marshaling; Reinstatement61

122.	13.6.Delay of Subrogation61

14.	ARTICLE XIVNOTICES62

123.	14.1.Notices62

124.	14.2.Change of Address63

15.	ARTICLE XVCOUNTERPARTS63

16.	ARTICLE XVICHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL63

125.	16.1.CHOICE OF LAW63

126.	16.2.CONSENT TO JURISDICTION63

127.	16.3.WAIVER OF JURY TRIAL64

13284408 01712640

CREDIT AGREEMENT

This Agreement, dated as of November 10, 2005, is among VECTREN CAPITAL, CORP., VECTREN CORPORATION, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Syndication Agent, and LASALLE BANK NATIONAL ASSOCIATION, as LC Issuer and as Administrative Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means LaSalle Bank National Association in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period. The term “Advance” shall include Advances under the Swingline unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof. On the date hereof, the amount of the Aggregate Commitment is $255,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of the Advances at such time plus (ii) the LC Obligations at such time.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) and Letter of Credit fees at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, at any time, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type, as set forth in the Pricing Schedule.

“Arrangers” means each of JPMorgan Securities, Inc. and LaSalle Bank National Association, in their capacities as Joint Lead Arrangers and Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any Vice President, the Secretary, the Treasurer, the Assistant Secretary and Assistant Treasurer of Borrower, acting singly.

“Borrower” means Vectren Capital, Corp., an Indiana corporation, and its successors and assigns.

“Borrowing Date” means a date on which a Credit Extension is made hereunder.

“Borrowing Notice” — see Section 2.8.

“BSA” — see Section 6.7.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and Indianapolis for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and Indianapolis for the conduct of substantially all of their commercial lending activities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Guarantor, (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of Guarantor (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Guarantor or (iii) Guarantor shall cease to own, free and clear of any Lien, 100% of the issued and outstanding capital stock of Borrower.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule I or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Termination Date” means November 10, 2010, any later date as may be established pursuant to Section 2.24 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Consolidated Indebtedness” means at any time the Indebtedness of a Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of a Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (other than accounts payable of such Person’s Subsidiary arising in the ordinary course of such Subsidiary’s business payable on terms customary in the trade), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

“Conversion/Continuation Notice” — see Section 2.9.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of or participation in a Letter of Credit hereunder.

“Credit Note” means the Credit Note (Swingline), in substantially the form of Exhibit B hereto, duly executed by Borrower to LaSalle to evidence Advances under the Swingline, including any amendment, modification, renewal, extension or replacement thereof.

“Default” means an event described in Article VII.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Eurodollar Advance and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period (or three Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Eurodollar Base Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Interest Period. The Administrative Agent’s determination of the Eurodollar Base Rate shall be conclusive, absent manifest error.

“Eurodollar Loan” means a Loan which bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the Eurodollar Base Rate applicable to such Interest Period, plus (ii) the Applicable Margin for Eurodollar Advances.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Credit Agreement, dated as of September 30, 2004, among Borrower, the Guarantor, various financial institutions and LaSalle, as agent.

“Existing Indebtedness” - see Section 6.11.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

“Fee Letters” means each of (i) that certain letter agreement dated as of October 17, 2005 among Borrower, Vectren Utility Holdings, Inc. and LaSalle Bank National Association and (ii) that certain letter agreement dated as of October 17, 2005 among Borrower, Vectren Utility Holdings, Inc., JPMorgan Chase Bank, N.A. and JPMorgan Securities, Inc.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options or (iii) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for Floating Rate Advances, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Guaranteed Obligations” - see Section 13.1.

“Guarantor” means Vectren Corporation, and its successors and assigns.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations (other than Contingent Obligations with respect to primary obligations (other than Indebtedness) of Subsidiaries, which primary obligations are not prohibited by this Agreement), (viii) reimbursement and other obligations in connection with letters of credit, (ix) Net Mark-to-Market Exposure of Rate Hedging Agreements and other Financial Contracts, (x) Synthetic Lease Obligations and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Intercompany Indebtedness” - see Section 6.11(iv).

“Interest Period” means, with respect to any Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“LaSalle” means LaSalle Bank National Association, its successors and assigns.

“LC Issuer” means LaSalle in its capacity as issuer of Letter of Credit hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all reimbursement obligations in respect of the Letters of Credit.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes LaSalle in its capacity as the provider of the Swingline.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on Schedule 14.1 hereof or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit Application” or “Application” means, collectively, each Application for Standby Letter of Credit and each Application and Agreement for Irrevocable Letter of Credit, in the forms prescribed by the LC Issuer, duly executed by Borrower in favor of the LC Issuer, from time to time, to govern a Letter of Credit issued pursuant to this Agreement, as any such Application may be amended from time to time.

“Letters of Credit” means standby and commercial letters of credit now or hereafter issued by the LC Issuer from time to time at the request of, and for the account of, Borrower issued pursuant to this Agreement.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof). The term “Loan” shall include Advances under the Swingline unless otherwise expressly provided.

“Loan Documents” means this Agreement, the Fee Letters, the Notes, any Letter of Credit Application, the Master Letter of Credit Agreement and any other documents or instruments now or hereafter executed and delivered by or on behalf of Borrower to the Administrative Agent or the Lenders to further evidence or govern the Obligations.

“Mandatory Funding” - see Section 2.3.

“Master Letter of Credit Agreement” means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by the LC Issuer at such time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Borrower or Guarantor to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” — see Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indenture” means the Mortgage and Deed of Trust, dated as of April 1, 1932, between Southern Indiana Gas and Electric Company and Bankers Trust Company (as supplemented from time to time before or after the date hereof by various supplemental indentures thereto).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Negotiated Rate” shall mean, with respect to Advances under the Swingline not constituting Floating Rate Advances, the interest rate mutually agreed upon between LaSalle and Borrower to be applicable to Negotiated Rate Advances pursuant to Section 2.4.2.

“Negotiated Rate Advance” means an Advance which bears interest by reference to a Negotiated Rate.

“Negotiated Rate Interest Period” shall mean, with respect to any Negotiated Rate Advance, the period commencing on the day such Negotiated Rate Advance is made and ending on such day thereafter, as mutually agreed upon between Borrower and LaSalle, provided that (a) no Negotiated Rate Interest Period shall exceed thirty (30) days; (b) each Negotiated Rate Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, provided, however, if the next succeeding Business Day would extend the Negotiated Rate Interest Period beyond thirty (30) days, then the next preceding Business Day; and (c) no Negotiated Rate Interest Period may be agreed upon that extends beyond the Commitment Termination Date.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Hedging Agreements or other Financial Contracts. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming the Rate Hedging Agreement or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming such Rate Hedging Agreement or other Financial Contract were to be terminated as of that date).

“Non-U.S. Lender” — see Section 3.5(iv).

“Notes” means, collectively, the Revolving Credit Notes and the Credit Note.

“Notice of Assignment” — see Section 12.3.2.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, reimbursement obligations under the Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to the Lenders or to any Lender, the LC Issuer, the Administrative Agent or any indemnified party arising under the Loan Documents.

“OFAC” — see Section 6.7.

“Other Taxes” — see Section 3.5(ii).

“Participants” — see Section 12.2.1.

“Payment Date” means the last Business Day of each month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

“Pro Rata Share” means, as to any Lender, when used with reference to an aggregate or total amount, an amount equal to the product of (a) such aggregate or total amount, multiplied by (b) a fraction, the numerator of which shall be the sum of such Lender’s Commitment (or, if the Commitments have been terminated, the sum of such Lender’s outstanding Revolving Loans and participations in outstanding Letters of Credit) and the denominator of which shall be the Aggregate Commitment (or, if the Commitments have been terminated, the sum of the total outstanding Revolving Loan Advances and the aggregate face amount of outstanding Letters of Credit).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchasers” — see Section 12.3.1.

“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

“Register” — see Section 12.3.4.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” — see Section 9.6.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances and participations in outstanding Letters of Credit.

“Revolving Credit Notes” means the Revolving Credit Notes, each substantially in the form of Exhibit A hereto, duly executed by Borrower to the respective Lenders to evidence the Revolving Loans, including any and all renewals, extensions, replacements and modifications thereof.

“Revolving Loan” - see Section 2.1.1.

“Revolving Loan Advance” means an Advance under the Commitments (other than an Advance under the Swingline).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Existing Indebtedness” - see Section 6.11(vi).

“Substantial Portion” means, with respect to the Property of Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of Borrower and its Subsidiaries as would be shown in the consolidated financial statements of Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swingline” means the unsecured cash management line of credit in the maximum principal amount of $40,000,000 provided by LaSalle to Borrower, governed by this Agreement, including any renewal or extension thereof.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment). The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles if such lease or agreement were accounted for as a Capitalized Lease.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Transferee” — see Section 12.4.

“Type” means, with respect to any Revolving Loan Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withholding Certificate” — see Section 3.5(iv).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.  Commitments.

2.1.1.  Revolving Loans. Subject to the terms and conditions of this Agreement and prior to the Commitment Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (“Revolving Loans”) to Borrower and participate in Letters of Credit issued upon the request of Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. No requested Revolving Loan Advance shall cause the aggregate outstanding principal balance of the Revolving Loan Advances plus the aggregate outstanding principal balance of the Swingline Advances plus the outstanding LC Obligations to exceed the Aggregate Commitment. Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow such available amount under the Commitments at any time prior to the Commitment Termination Date. The Commitments to lend hereunder shall expire on the Commitment Termination Date. The Revolving Loans made by the Lenders pursuant hereto shall be evidenced by the Revolving Credit Notes.

2.1.2.  Swingline Loans. Subject to the terms and conditions of this Agreement and prior to the Commitment Termination Date, LaSalle shall make advances under the Swingline available to Borrower in a maximum principal amount equal to the lesser of (a) the unborrowed portion of the Aggregate Commitment, or (b) $40,000,000. No requested Advance shall cause the aggregate outstanding principal balance of the Swingline Advances to exceed $40,000,000 and no requested Advance shall cause the aggregate outstanding principal balance of the Swingline Advances plus the aggregate outstanding principal balance of the Revolving Loan Advances plus the LC Obligations to exceed the Aggregate Commitment. Subject to the terms of this Agreement, Borrower may borrow, prepay and reborrow such available amount under the Swingline at any time prior to the Commitment Termination Date. LaSalle’s commitment to make Swingline Advances hereunder shall expire on the Commitment Termination Date. Advances under the Swingline shall be evidenced by the Credit Note.

2.2.  Required Payments; Termination. Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Commitment Termination Date.

2.3.  Ratable Loans. With respect to the Commitments, each Advance thereunder (other than any Advance under the Swingline) shall consist of Revolving Loans made from the several Lenders in accordance with their respective Pro Rata Shares. On any Business Day, LaSalle may, in its sole discretion, give notice to the Lenders that the outstanding principal balance of the Swingline shall be funded with a Revolving Loan Advance (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default under Section 7.6 or 7.7), in which case a Revolving Loan Advance under the Commitments constituting a Floating Rate Advance (each such Advance being referred to herein as a “Mandatory Funding”) shall be made on the immediately succeeding Business Day by all Lenders according to each Lender’s Pro Rata Share of the Commitments, and the proceeds thereof shall be applied directly to LaSalle to repay such outstanding Swingline Advances. Each Lender hereby irrevocably agrees to make such Revolving Loans, pursuant to each Mandatory Funding in the amount and in the manner specified in the preceding sentence and on the date specified to it by LaSalle notwithstanding: (a) that the amount of the Mandatory Funding may not comply with the minimum amount for a borrowing specified in Section 2.6; (b) whether any conditions specified in Article IV are then satisfied; (c) the date of such Mandatory Funding; and (d) any reduction in the Aggregate Commitment after any such Advances under the Swingline were made. In the event that any Mandatory Funding cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of Borrower), each Lender hereby agrees that it shall forthwith purchase from LaSalle (without recourse or warranty) such assignment of the outstanding Advances under the Swingline as shall be necessary to cause such Lenders to share in such Advances ratably based upon their respective Commitments, provided that all interest payable on such Advances shall be for the account of LaSalle until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Lender purchasing same from and after such date of purchase.

2.4.  Types of Advances.

2.4.1.  Revolving Advances. The Revolving Loan Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.8.1 and 2.9.

2.4.2.  Swingline Advances. The Advances under the Swingline may be Floating Rate Advances or Negotiated Rate Advances, or a combination thereof, selected by Borrower in accordance with Section 2.8.2.

2.5.  Facility Fee; Reductions in Aggregate Commitment.

2.5.1.  Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee at a per annum rate equal to the Applicable Fee Rate from and after the date hereof to and including the Commitment Termination Date on such Lender’s Commitment (regardless of usage) in effect from time to time. Such facility fees shall be payable in arrears on the last Business Day of each quarter and on the Commitment Termination Date.

2.5.2.  Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6.  Minimum Amount of Each Advance.

2.6.1.  Revolving Advances. Except for a Mandatory Funding, each Eurodollar Advance shall be in the minimum amount of $5,000,000 and in integral multiples of $1,000,000 (if in excess thereof), and each Floating Rate Advance (other than an Advance under the Swingline) may be in the amount of $1,000,000 or an integral multiple thereof. Borrower shall not request a Eurodollar Advance if, after giving effect thereto, more than twelve separate Eurodollar Advances would be outstanding.

2.6.2.  Swingline. Each Swingline Advance shall be in the minimum amount of $100,000 and in integral multiples of $100,000 (if in excess thereof).

2.7.  Optional Principal Payments.

2.7.1.  Revolving Advances. Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than an Advance under the Swingline), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than an Advance under the Swingline) upon one Business Day’s prior notice to the Administrative Agent. Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent. Each prepayment pursuant to this Section shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount paid.

2.7.2.  Swingline. Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances under the Swingline, or, in the minimum amount of $100,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances under the Swingline with notice to the Administrative Agent and LaSalle by 10:00 a.m. (Chicago time) on the date of repayment. A Negotiated Rate Advance may not be prepaid prior to the last day of the applicable Negotiated Rate Interest Period except for a prepayment funded by a Mandatory Funding. Each prepayment pursuant to this Section shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount paid.

2.8.  Method of Selecting Types and Interest Periods for New Advances.

2.8.1.  Revolving Advances. Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the proposed Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Any notice received later than 10:00 a.m. (Chicago time) on any day shall be deemed to be received on the following Business Day. The Administrative Agent shall notify the Lenders of Borrower’s intent to borrow by 12:00 p.m. (Chicago time) on the date it receives a timely Borrowing Notice from Borrower. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in immediately available funds to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.

2.8.2.  Swingline. As Borrower desires to obtain Advances under the Swingline hereunder, Borrower shall give the Administrative Agent and LaSalle a Borrowing Notice by not later than 12:00 p.m. (Chicago time), on the Borrowing Date, specifying: (a) the Borrowing Date, which shall be a Business Day, of such Advance, and (b) the aggregate amount of such Advance. Each Advance under the Swingline shall bear interest at the Floating Rate, unless Borrower and LaSalle agree to a Negotiated Rate for a Negotiated Rate Interest Period. Subject to the borrowing limitations set forth in Section 2.1.2, by 2:00 p.m. (Chicago time) on each such Borrowing Date, LaSalle agrees to make its Advance under the Swingline to Borrower by deposit to the account of Borrower with LaSalle.

2.9.  Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than an Advance under the Swingline) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.6, Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than an Advance under the Swingline) into a Eurodollar Advance. Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance (other than an Advance under the Swingline) into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.  Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof. No Interest Period may end after the Commitment Termination Date.

2.11.  Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance (other than an Advance under the Swingline) shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) each of the Letter of Credit fees described in Section 2.20.1 shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit fees set forth in clause (iii) above shall be applicable to all Advances (other than an Advance under the Swingline) without any election or action on the part of the Administrative Agent or any Lender. If any Advance under the Swingline is not paid at maturity, whether by acceleration or otherwise, or during the continuance of a Default, LaSalle may, at its option, by written notice to Borrower and the Administrative Agent (which notice may be revoked at LaSalle’s option notwithstanding any provision of Section 8.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that each Swingline Advance shall bear interest at a rate per annum equal to the otherwise applicable rate plus 2% per annum; provided that during the continuance of a Default under Section 7.6 or 7.7, the interest rate for all Swingline Advances shall be the rate per annum equal to the otherwise applicable rate plus 2% per annum without any election or action on the part of LaSalle.

2.12.  Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, and without relief from valuation and appraisement laws, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (Chicago time) on the date when due and shall (except in the case of (a) repayments of Swingline Advances and (b) reimbursement obligations in respect of Letters of Credit for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of Borrower maintained with LaSalle for each payment of principal, interest and fees as it becomes due hereunder.

2.13.  Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on any schedule attached to its Note, provided, however, that neither the failure to so record nor any error in such recordation shall affect Borrower’s obligations under such Note. Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by an Authorized Officer. The Administrative Agent and any Lender may rely, without further inquiry, on all such requests which shall have been received by it in good faith by anyone reasonably believed to be an Authorized Officer. Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.14.  Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance constituting a Revolving Loan Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, or any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and on the Commitment Termination Date. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest accrued on each Swingline Advance shall be payable on the last day of each calendar month, commencing with the first such date to occur after the date hereof, on any date on which the Swingline Advance is prepaid, whether by acceleration or otherwise, and on the Commitment Termination Date. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, then (subject to the second proviso of the definition of “Interest Period”) such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15.  Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate. Each determination by the Administrative Agent of the applicable interest rate shall be binding and conclusive absent manifest error.

2.16.  Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and its participation in any LC Obligations and the LC Issuer may book the Letters of Credit or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

2.17.  Non-Receipt of Funds by the Administrative Agent. Unless Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (y) in the case of payment by Borrower, the interest rate applicable to the relevant Loan.

2.18.  Issuance of Letters of Credit. Subject to the terms and conditions hereof, the LC Issuer agrees, upon proper submission of a Letter of Credit Application by Borrower, to issue on behalf of the Lenders from time to time prior to the Commitment Termination Date, Letters of Credit for the account of Borrower. The Letters of Credit shall have an expiration date not later than the earlier of (i) one year after the date of issuance or (ii) five Business Days prior to the Commitment Termination Date. The LC Obligations at any time outstanding shall not exceed the lesser of (a) $50,000,000, or (b) the Aggregate Commitment less outstanding Revolving Loan Advances less outstanding Swingline Advances. The amount of any Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. Each Letter of Credit issued pursuant to this Agreement and each unreimbursed drawing thereunder shall count as usage of the Commitments by the amount of such Letter of Credit outstanding and each unreimbursed drawing thereunder unless and until such Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed. Each such Letter of Credit shall be issued pursuant to a Letter of Credit Application and the Master Letter of Credit Agreement and shall conform to the general requirements of the LC Issuer for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or the International Standby Practices, International Chamber of Commerce Publication No. 590, as applicable, and shall be a letter of credit which the LC Issuer may lawfully issue. If and to the extent a drawing is at any time made under any Letter of Credit, the LC Issuer shall give notice on the day of such drawing to Borrower, the Administrative Agent and the other Lenders of such drawing and Borrower agrees to pay to the LC Issuer immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to the LC Issuer or converted to Revolving Loans as provided herein at a variable rate per annum equal to the Floating Rate. All such interest shall be calculated on the basis of the actual number of days elapsed and a 360-day year. In the event that a drawing under any Letter of Credit is not reimbursed by Borrower by 11:00 A.M. (Chicago time) on the first Business Day after such notice to Borrower, the LC Issuer shall promptly notify the Administrative Agent and the Lenders by 12:00 noon (Chicago time) that Advances under the Commitments are required to reimburse the LC Issuer. Borrower hereby irrevocably authorizes the Lenders to refinance, without notice to Borrower, the reimbursement obligation of Borrower arising out of any such drawing under any Letter of Credit into Revolving Loans (as long as notice to the Lenders that Advances under the Commitments are required to reimburse the LC Issuer for draws under the Letters of Credit is received prior to the Commitment Termination Date), evidenced by the Revolving Credit Notes and for all purposes under, on and subject to the terms and conditions of this Agreement, but without regard to the conditions precedent to making an Advance under the Commitments or to any requirement of this Agreement that each Revolving Advance be in a minimum amount or multiple, provided, however, that an Advance under the Commitments in spite of Borrower’s failure to satisfy any conditions precedent to making an Advance shall not constitute a waiver of any Default or Unmatured Default by the Lenders. This Agreement and the other Loan Documents shall supersede any terms of any Letter of Credit Application, the Master Letter of Credit Agreement or other documents which are inconsistent with the terms hereof or thereof. By 2:00 P.M. (Chicago time) on the date the Lenders have received notice that Advances under the Commitments are required to reimburse the LC Issuer for draws under the Letters of Credit, each Lender severally agrees to make its portion of the Revolving Loan then being made by making available to the Administrative Agent, by wire transfer to the Administrative Agent’s main office in Chicago, Illinois, the amount to be advanced by such Lender. By 2:30 P.M. (Chicago time) on such date, the Administrative Agent shall reimburse the LC Issuer, but only from funds received by the Administrative Agent, the amount paid on Letters of Credit that date, by wire transfer.

2.19.  Letters of Credit Participation. For administrative convenience, the LC Issuer shall issue the Letters of Credit for the account of Borrower pursuant to the arrangements set forth herein, and, the outstanding portion of each Letter of Credit shall be deemed to utilize a Pro Rata Share of the Commitment of each Lender. Upon the issuance by the LC Issuer of a Letter of Credit in accordance with Section 2.18, the LC Issuer shall be deemed, without any further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Letter of Credit and the related LC Obligations in proportion to its Pro Rata Share, which participation shall be funded by each Lender funding its Pro Rata Share of the Commitments upon any drawing under any Letter of Credit not immediately reimbursed by Borrower in accordance with Section 2.18 by making such funds available to the Administrative Agent in accordance with Sections 2.8.1 and 2.18; and thereafter, each such Lender shall be entitled to, and the LC Issuer or the Administrative Agent, as applicable, shall remit to each such Lender, its respective Pro Rata Share of any amount (including any interest thereon) received by the LC Issuer or the Administrative Agent, as applicable, in reimbursement of such drawing. The LC Issuer shall furnish to such Lenders, each time any Letter of Credit either is issued or drawn under (whether in whole or in part), such information with respect to the Letters of Credit as any Lender may reasonably request from time to time. The obligations of the Lenders to fund their respective Pro Rata Share of a Revolving Advance for reimbursement of a draw under a Letter of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances (other than in the case of gross negligence or willful misconduct of the LC Issuer):

(a)  Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(b)  The existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in such Letter of Credit, any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the LC Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such Letter of Credit);

(c)  Any draft, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)  The surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(e)  The occurrence of any Default or Unmatured Default.

2.20.  Compensation for Letters of Credit.

2.20.1.  Letter of Credit Fees. Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders in accordance with their Pro Rata Shares (i) Letter of Credit fees equal to the Applicable Margin for Eurodollar Advances per annum of the undrawn stated amount of each standby Letter of Credit, payable in arrears and (ii) Letter of Credit fees on the face amount of each commercial Letter of Credit based on the LC Issuer’s then current standard fee schedule, payable at the time of issuance. The Letter of Credit fees will be allocated among the Lenders in accordance with their respective Pro Rata Shares and will be remitted to the other Lenders by the Administrative Agent on the first day of each calendar quarter with respect to Letters of Credit issued during the preceding calendar quarter. In addition, the LC Issuer shall be entitled to charge Borrower and retain for its own account a servicing fee of one-eighth percent (1/8%) per annum of each standby Letter of Credit and the LC Issuer’s standard servicing fee for each commercial Letter of Credit and a negotiating fee of one-eighth percent (1/8%) for drafts of Letters of Credit presented for payment. The Applicable Margin for Eurodollar Advances and the other per annum fees payable under this Section 2.20 shall be calculated on the basis of the actual number of days elapsed and a 360-day year. Borrower authorizes the LC Issuer to collect such fees by deducting the amount thereof from the deposit account of Borrower.

2.20.2.  Additional Letter of Credit Fees. In addition to the foregoing Letter of Credit fees, Borrower shall pay to the LC Issuer, for the LC Issuer’s own account, the LC Issuer’s reasonable and customary costs of issuing, servicing and negotiating draws under letters of credit.

2.21.  Reimbursement of Letters of Credit. The obligation of Borrower to reimburse any drawing under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement under all circumstances, other than in the case of gross negligence or willful misconduct of the Administrative Agent, the LC Issuer or a Lender, including, without limitation, the following:

(a)  Any lack of validity or enforceability of any Letter of Credit, or any Loan Document;

(b)  Any amendment or waiver of or consent to departure from the terms of any Letter of Credit, or any Loan Document;

(c)  The existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary or any Letter of Credit, any transferee of any Letter of Credit, the Lenders, the LC Issuer, the Administrative Agent or any other Person, whether in connection with the Loan Documents, such Letter of Credit, or any unrelated transaction;

(d)  Any statement, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e)  The surrender or impairment of any security for the performance or observance of the terms of the Loan Documents or such Letter of Credit; or

(f)  Any circumstance, happening or admission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described below.

The beneficiaries of each Letter of Credit shall be deemed to be the agents of Borrower, and except as expressly set forth herein, Borrower assumes all risks for their acts, omissions, or misrepresentations. Neither the LC Issuer nor any of its Affiliates or correspondents shall be responsible for (a) the validity, sufficiency, truthfulness or genuineness of any document required to draw under the Letters of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, (b) the failure of any draft to bear reference or adequate reference to such Letter of Credit or failure of any Person to note the amount of any draft on such Letter of Credit or to surrender or take up such Letter of Credit or (c) errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents, provided, however, that Borrower shall have a claim against the LC Issuer, and the LC Issuer shall be liable to Borrower, to the extent of any compensatory, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by (i) the LC Issuer’s failure to act in good faith or to observe general banking usage in connection with the Letter of Credit or failure to examine documents presented under such Letter of Credit with care to determine whether they comply with the terms of such Letter of Credit (it being understood that the LC Issuer assumes no liability or responsibility for the genuineness, falsification or effect of any document which appears on such examination to be regular on its face) or (ii) the gross negligence or willful misconduct of the LC Issuer. Without limiting the generality of the foregoing, Borrower agrees that any action taken by the LC Issuer or any of its Affiliates or correspondents under or in connection with any Letter of Credit, if taken in good faith and without gross negligence, shall be binding upon Borrower and shall not put the LC Issuer or any such Affiliates or correspondents under any such resulting liability to Borrower. The LC Issuer shall not be liable for action or failure to take action under or in connection with any Letter of Credit except for any such action or failure to take action which constitutes gross negligence or willful misconduct. The LC Issuer shall not be liable for consequential damages in connection with any Letter of Credit. The LC Issuer is expressly hereby authorized to honor any request for payment which is made under or in compliance with the terms of any Letter of Credit without regard to, and without any duty on its part to inquire into, the existence of any disputes or controversies between Borrower and any beneficiary of any Letter of Credit or any other Person or into respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under any Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof. In no event shall the LC Issuer’s reliance and payment against documents presented under a Letter of Credit appearing on its face to substantially comply with the terms thereof be deemed to constitute gross negligence or willful misconduct.

2.22.  Use of Proceeds. The proceeds of Advances under the Revolving Loans shall be used for general corporate purposes not prohibited by this Agreement. The proceeds of Advances under the Swingline shall be used for general corporate purposes not prohibited by this Agreement.

2.23.  Increases in Aggregate Commitment. So long as no Default or Unmatured Default exists or would result therefrom, Borrower may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit F, and acknowledged by Guarantor, request that the Aggregate Commitment be increased to up to $330,000,000 (less the amount of any previous reductions of the Aggregate Commitment pursuant to Section 2.5 above) by (a) increasing the Commitment of one or more Lenders that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each an “Additional Lender”) with a Commitment in an amount agreed to by any such Additional Lender; provided that no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld). Any increase in the Aggregate Commitment pursuant to this Section 2.23 shall, subject to the satisfaction of the conditions precedent referred to below, be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit F (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit F (in the case of the addition of an Additional Lender). The effectiveness of each such increase to the Aggregate Commitment shall be subject to the conditions precedent that the Administrative Agent shall have received each of the following documents, each dated the effective date of such increase (or such other date as shall be reasonably acceptable to the Administrative Agent): (a) certified copies of resolutions of the board of directors of Borrower approving such increase to the Aggregate Commitment, in form and substance reasonably acceptable to the Administrative Agent, and (b) such other documents, opinions of counsel and certificates as the Administrative Agent may reasonably request, each in form and substance reasonably acceptable to the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of the effectiveness of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.23 and of the Commitment of each Lender after giving effect thereto. Borrower acknowledges that, in order to maintain Advances in accordance with each Lender’s pro rata share of all outstanding Advances prior to any increase in the Aggregate Commitment pursuant to this Section 2.23, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).

2.24.  Extension of Commitment Termination Date.

2.24.1.  Borrower may request a one year extension of the then-scheduled Commitment Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no more than 90 days prior to any anniversary of the date of this Agreement; provided that Borrower may make no more than two such requests. Any Extension Request shall specify the date (which must be at least 30 days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to such Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof. Each Lender shall, not later than the Response Date for any Extension Request, deliver a written response to the Administrative Agent approving or rejecting such Extension Request (and any Lender that fails to deliver such a response by the Response Date shall be deemed to have rejected such Extension Request). If Lenders that have Pro Rata Shares of more than 50% approve an Extension Request (which approval shall be at the sole discretion of each Lender), then the scheduled Commitment Termination Date for each such approving Lender shall be extended to the date that is one year after the previously scheduled Commitment Termination Date (but the scheduled Commitment Termination Date for each other Lender shall remain unchanged). If Lenders that have Pro Rata Shares of 50% or more reject an Extension Request, then the Commitment Termination Date for all Lenders shall remain unchanged.

2.24.2.  If a Lender does not approve an Extension Request (any such Lender, a “Non-Consenting Lender”), Borrower may elect to replace such Non-Consenting Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, another bank or other entity reasonably satisfactory to Borrower, the LC Issuer and the Administrative Agent shall enter into an assignment agreement substantially in the form of Exhibit E in compliance with the requirements of Section 12.3.

2.24.3.  Notwithstanding the foregoing, no extension of the Commitment Termination Date pursuant to this Section 2.24 shall become effective as to any Lender unless (a) no Default or Unmatured Default shall have occurred and be continuing as of the date of such extension; and (b) the representations and warranties in Article V shall be true and correct as of the date of such extension (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date).

ARTICLE III

YIELD PROTECTION; TAXES

3.1.  Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the LC Issuer or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)
subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Letters of Credit or participations therein, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Letters of Credit or participations therein held or interest or fees received by it, by an amount deemed material by such Lender, or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment, or of issuing or participating in Letters of Credit, or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment or Letters of Credit or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2.  Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Loans, Letters of Credit (or participations therein) or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.  Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.  Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by Borrower for any reason other than default by the Lenders, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.  Taxes.

(i)
All payments by Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)
In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Letter of Credit Application (“Other Taxes”).

(iii)
Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)
To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower and the Administrative Agent on or prior to the date hereof (or in the case of a Lender that is a Purchaser, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Lender is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Lender agrees that from time to time after the date hereof, (or in the case of a Lender that is a Purchaser, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(v)
Each Lender that is not a Non-U.S. Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 3.5(v) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(vi)
For any period during which a Lender has failed to provide Borrower with an appropriate form pursuant to clause (iv) or (v), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) or (v), above, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(vii)
Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(viii)
Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 3.5) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 3.5, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

(ix)
If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(ix) shall survive the payment of the Obligations and termination of this Agreement.

3.6.  Lender Statements; Survival of Indemnity. To the extent reasonably possible and upon the request of Borrower, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7.  Replacement of Lenders. If the Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.5, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.3), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the LC Issuer, which consents shall not unrea-sonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, LC Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) such assignment will result in a reduction in payments made under Section 3.5. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.  Initial Credit Extension. The Lenders and the LC Issuer shall not be required to make the initial Credit Extension hereunder unless Borrower has furnished to the Administrative Agent (with sufficient copies for the Lenders, in the case of all documents):

(i)
Copies of the articles or certificate of incorporation of Borrower and Guarantor, together with all amendments, and a certificate of existence, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)
Copies, certified by the Secretary or Assistant Secretary of Borrower and Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents.

(iii)
An incumbency certificate, executed by the Secretary or Assistant Secretary of Borrower and Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of Borrower and Guarantor authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower or Guarantor.

(iv)	A certificate, signed by the chief financial officer or treasurer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of Borrower’s and Guarantor’s counsel, addressed to the Administrative Agent, the Lenders and LC Issuer in the form approved by the Administrative Agent.

(vi)	Revolving Credit Notes payable to the order of each of the Lenders and the Credit Note payable to the order of LaSalle.

(vii)
Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(viii)	The insurance certificate described in Section 5.18.

(ix)	The fees due and payable in accordance with the Fee Letters.

(x)	Evidence that the Existing Credit Agreement has been terminated, and that all amounts outstanding thereunder have been paid in full.

(xi)	Such other documents as any Lender or its counsel may have reasonably requested.

4.2.  Each Credit Extension. The Lenders and the LC Issuer shall not (except as otherwise set forth in Section 2.3 with respect to Revolving Loan Advances for the purpose of repaying Swingline Advances) be required to make any Credit Extension, unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.

(ii)
The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; provided that this Section 4.2(ii) shall not apply to the representations and warranties set forth in Section 5.5, clause (i) of the first sentence of Section 5.7, the second sentence of Section 5.7 and Section 5.16.

Each Borrowing Notice or Letter of Credit Application with respect to each such Credit Extension shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender or the LC Issuer may require a duly completed compliance certificate in substantially the form of Exhibit C as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Borrower and Guarantor represents and warrants to the Lenders that:

5.1.  Existence and Standing. Each of Guarantor, Borrower and each Subsidiary of Borrower is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.  Authorization and Validity. Each of Borrower and Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of Borrower and Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of Borrower and Guarantor is a party constitute legal, valid and binding obligations of Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.  No Conflict; Government Consent. Neither the execution or delivery by Borrower and Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, Guarantor or any of their Subsidiaries, (ii) Borrower’s, Guarantor’s or any of their Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which Borrower, Guarantor or any of their Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Borrower, Guarantor or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Borrower, Guarantor or any of their Subsidiaries, is required to be obtained by Borrower, Guarantor or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.  Financial Statements. The December 31, 2004 consolidated financial statements of Guarantor and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of Guarantor and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.  Material Adverse Change. Since December 31, 2004 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of Guarantor and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.  Taxes. Guarantor and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Guarantor or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The Federal income tax liabilities of Indiana Energy, Inc., and its Subsidiaries, a predecessor of Guarantor, and SIGCORP, Inc., and its Subsidiaries, a predecessor of Guarantor, have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal years ended March 31, 2000 and December 31, 1999, respectively. No tax Liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.  Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Guarantor or any of its Subsidiaries which (i) could reasonably be expected to have a Material Adverse Effect or (ii) seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect, (ii) is disclosed in the Form 10-K of Guarantor for the fiscal year ended December 31, 2004 or (iii) is permitted by Section 6.11 or (iv) is set forth on Schedule 5.7 or Schedule 5.14, Guarantor has no material Contingent Obligations (other than guarantees of obligations (other than Indebtedness) of Subsidiaries, which obligations are not prohibited by this Agreement).

5.8.  Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.  ERISA. Neither Guarantor nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans that would reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Guarantor nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.  Accuracy of Information. No information, exhibit or report furnished by Guarantor or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.  Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Guarantor and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.  Material Agreements. Neither Guarantor nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Guarantor nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.  Compliance With Laws. Guarantor and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14.  Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, Guarantor and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in Guarantor’s most recent consolidated financial statements provided to the Administrative Agent as owned by Guarantor and its Subsidiaries.

5.15.  Plan Assets; Prohibited Transactions. Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.  Environmental Matters. In the ordinary course of its business, the officers of Guarantor consider the effect of Environmental Laws on the business of Guarantor and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Guarantor due to Environmental Laws. On the basis of this consideration, Guarantor has concluded that, except as set forth on Schedule 5.16, Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, neither Guarantor nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.  Investment Company Act. Neither Guarantor nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.  Insurance. The certificate signed by the President, Chief Financial Officer, Secretary or Treasurer of Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by Borrower with respect to itself and its Subsidiaries and that has been furnished by Borrower to the Administrative Agent and the Lenders, is complete and accurate. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.19.  Solvency.

(a)  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Guarantor and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Guarantor and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Guarantor and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Guarantor and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, continent or otherwise, as such debts and other liabilities become absolute and matured; (c) Guarantor and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Guarantor and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)  Guarantor does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20.  Public Utility Holding Company Act. Neither Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, and the Form U-3A-2/A of Guarantor filed with the Securities and Exchange Commission on August 23, 2004 was filed in good faith.

5.21.  Reportable Transaction. Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

5.22.  Existing Credit Agreement. All indebtedness under the Existing Credit Agreement has been repaid in full, all commitments thereunder have been terminated and such agreement and other related loan documents have been terminated.

ARTICLE VI

COVENANTS

Until the Obligations are paid in full, and so long as any Commitment is outstanding, unless the Required Lenders shall otherwise consent in writing:

6.1.  Financial Reporting. Guarantor will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and Guarantor and/or Borrower will furnish to the Lenders:

(i)
Within 90 days after the close of each of its fiscal years, (a) an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for Guarantor and its Subsidiaries, including balance sheets as of the end of such period, related statements of income and retained earnings, and a statement of cash flows, accompanied by any management letter prepared by said accountants and (b) unaudited financial statements for Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles on a consolidated basis for Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements and a statement of cash flows.

(ii)
Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for Guarantor and its Subsidiaries either (i) a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by Guarantor’s chief financial officer or (ii) if Guarantor is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the Securities and Exchange Commission and required to file a report on Form 10-Q with the Securities and Exchange Commission, a copy of Guarantor’s report on Form 10-Q for such quarterly period.

(iii)
Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit C signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that No Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)
As soon as possible and in any event within 10 days after Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Borrower, describing said Reportable Event and the action which Borrower proposes to take with respect thereto.

(v)
As soon as possible and in any event within 10 days after receipt by Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of Guarantor, copies of all financial statements, reports and proxy statements so furnished.

(vii)
Promptly upon the filing thereof, copies of all registration statements (other than registration statements on Form S-8 or any successor form thereto and other than registration statements relating to shares to be issued under a dividend reinvestment plan) and annual, quarterly, monthly or other regular reports which Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clause (i), (ii), (vi) or (vii) above may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon request of the Administrative Agent or any Lender, Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.2.  Use of Proceeds. Use the proceeds of the Advances solely for the purposes herein described. Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any “margin stock” (as defined in Regulation U) which is subject to any limitation on sale, pledge, or other restriction hereunder.

6.3.  Notice of Default. Each of Borrower and Guarantor will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, in each case promptly after any officer of Borrower or Guarantor obtains knowledge thereof.

6.4.  Conduct of Business. Each of Borrower and Guarantor will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same or reasonably related fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.  Taxes. Each of Borrower and Guarantor will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6.  Insurance. Each of Borrower and Guarantor will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.  Compliance with Laws.

(a)  Each of Borrower and Guarantor will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where such noncompliance, singly or in the aggregate, could not have a Material Adverse Effect.

(b)  Without limiting clause (a) above, each of Borrower and Guarantor will, and will cause each Subsidiary to, ensure that no person who owns a controlling interest in or otherwise controls Borrower, Guarantor or a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

(c)  Without limiting clause (a) above, each of Borrower and Guarantor will, and will cause each Subsidiary to, comply with the Bank Secrecy Act (“BSA”) and all other applicable anti-money laundering laws and regulations.

6.8.  Maintenance of Properties. Each of Borrower and Guarantor will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where such failure, to maintain, singly or in the aggregate, could not have a Material Adverse Effect.

6.9.  Inspection. Each of Borrower and Guarantor will, and will cause each of their respective Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Borrower, Guarantor and each Subsidiary, to examine and make copies of the books of accounts and other financial records of Borrower, Guarantor and each Subsidiary, and to discuss the affairs, finances and accounts of Borrower, Guarantor and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10.  Dividends. Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding; except that any Subsidiary may declare and pay dividends or make distributions to Borrower or to a Wholly-Owned Subsidiary of Borrower.

6.11.  Indebtedness. Each of Borrower and Guarantor will not, nor will it permit any Subsidiary (excluding Vectren Utility Holdings, Inc. and its Subsidiaries on the date hereof) to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Obligations.

(ii)
Indebtedness existing on the date hereof and (A) disclosed in the Form 10-K of Guarantor for the fiscal year ended December 31, 2004 or (B) described on Schedule 5.14 (including, but not limited to, amounts available under commitments related thereto but not yet drawn upon) (the “Existing Indebtedness”) and any Indebtedness extending the maturity of, or refunding or refinancing, such Existing Indebtedness, provided that the principal amount of such Existing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing (including, but not limited to, amounts available under commitments related thereto but not yet drawn upon), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing.

(iii)	Indebtedness not exceeding $300,000,000 in the aggregate outstanding at any time.

(iv)
Indebtedness of (a) Guarantor or Borrower owing to any Subsidiary of Guarantor or Subsidiary of Borrower or (b) any Subsidiary of Guarantor or Borrower owing to Guarantor or Borrower or any of their Subsidiaries (collectively, “Intercompany Indebtedness”).

(v)
Indebtedness incurred with respect to Financial Contracts that are (A) entered into by Borrower, Guarantor or a Subsidiary of Borrower or Guarantor consistent with such Person’s past practices and in the ordinary course of such Person’s business and (B) not entered into for speculative purposes.

(vi)
Indebtedness of a Person existing on the date the Person becomes a Subsidiary of Guarantor or Borrower, provided such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary (“Subsidiary Existing Indebtedness”) and any Indebtedness extending the maturity of, or refunding or refinancing, such Subsidiary Existing Indebtedness, provided that the principal amount of such extension, refunding or refinancing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing and there shall not be any change in the direct and indirect obligors thereunder.

(vii)
Indebtedness assumed by a new Subsidiary of Guarantor (which Indebtedness is non-recourse to Guarantor and its other Subsidiaries), in connection with the Acquisition of assets of a Person that had theretofore been obligated on such Indebtedness, provided such Indebtedness was not incurred by such other Person in contemplation of such Acquisition and any Indebtedness extending the maturity of, or refunding or refinancing, such Indebtedness, provided that the principal amount of such extension, refunding or refinancing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing and there shall not be any change in the direct and indirect obligors thereunder.

(viii)	Indebtedness of any Subsidiary of Guarantor (other than Borrower) which Indebtedness is non-recourse to Guarantor and its other Subsidiaries.

(ix)
Up to $125,000,000 of Indebtedness of Borrower (and guaranteed by Guarantor) to be issued under the Note Purchase Agreement dated as of October 11, 2005 among Borrower, Guarantor and the purchasers named therein, and any Indebtedness extending the maturity of, or refunding or refinancing, such Indebtedness, provided that the principal amount of such extension, refunding or refinancing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing and there shall not be any change in the direct and indirect obligors thereunder.

6.12.  Merger. Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) a Subsidiary of Guarantor may merge into Guarantor or a Wholly-Owned Subsidiary of Guarantor and (ii) provided that, both prior to and immediately after giving effect to such merger or consolidation, no Default or Unmatured Default exists, Borrower and Guarantor may enter into mergers (provided that (a) Borrower, or Guarantor, as the case may be, is the surviving corporation of any such merger or consolidation to which such Person is a party or (b) if Borrower or Guarantor is not the surviving entity of such merger or consolidation, (x) the Person into which Borrower or Guarantor, as the case may be, shall be merged or formed by any such consolidation (1) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (2) shall assume Borrower’s or Guarantor’s, as applicable, obligations hereunder and under the Notes in an agreement or instrument satisfactory in form and substance to the Administrative Agent and (y) the Moody’s Rating and the S&P Rating (each as defined in the Pricing Schedule) of the surviving corporation in effect immediately after giving effect to such merger or consolidation shall not be less than “Baa3” (in the case of the Moody’s Rating) and “BBB-” (in the case of the S&P Rating)).

6.13.  Sale of Assets. Guarantor will not, nor will it permit any Subsidiary of Guarantor to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business.

(ii)
Leases, sales or other dispositions of its Property that, together with all other Property of Guarantor and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute all or substantially all of the Property of Guarantor and its Subsidiaries.

6.14.  Investments and Acquisitions. Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.

(ii)	Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule 5.8.

(iii)	Loans and advances by Borrower to Guarantor and Guarantor’s Subsidiaries.

6.15.  Liens. Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower, Guarantor or any of their Subsidiaries, except:

(i)
Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, and such other carriers’ warehousemen’s and mechanics’ liens that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)
Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Guarantor or its Subsidiaries.

(v)
Liens existing on the date hereof and described in Schedule 5.14, including extensions, renewals or replacements of any such Liens in connection with the extension, renewal or replacement of any related Existing Indebtedness (without any increase in the amount thereof or any change in the direct and contingent obligors thereof); provided that in connection with the refinancing of any such Existing Indebtedness such Liens shall extend only to the property covered by such Liens immediately prior to such extension, renewal or replacement.

(vi)
Liens securing Indebtedness of a Person existing on the date the Person becomes a Subsidiary of the Guarantor or Liens on assets securing Indebtedness assumed by the Guarantor or a Subsidiary of the Guarantor when such assets are acquired by the Guarantor or a Subsidiary of the Guarantor, including extensions, renewals or replacements of any such Liens, provided, however, that (i) such Liens were not created in contemplation of such Person becoming a Subsidiary or the acquisition of such assets and (ii) such Liens may not extend to any other Property owned by the Guarantor or any of its Subsidiaries.

(vii)
Liens under the Mortgage Indenture on the property of Southern Indiana Gas and Electric Company that is subject to the Mortgage Indenture (without giving effect to any amendments thereto after the date hereof that would expand the description of the collateral subject to the lien thereof).

(viii)	Liens securing Intercompany Indebtedness owing to Borrower.

(ix)	Liens securing Indebtedness not exceeding 10% of Guarantor’s Consolidated Net Worth in the aggregate outstanding at any time.

6.16.  Affiliates. Except as permitted by Section 6.14(iii), Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms’-length transaction; provided that in a transaction between Borrower and a Subsidiary, the transaction need only be arm’s length with respect to Borrower.

6.17.  Leverage Ratio. Guarantor will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Guarantor’s Consolidated Indebtedness to (ii) Guarantor’s Consolidated Indebtedness plus Guarantor’s Consolidated Net Worth to be greater than .65 to 1.0.

6.18.  Certain Restrictions. Guarantor shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by Guarantor or any Subsidiary, or pay any Indebtedness owed to Guarantor or any Subsidiary (other than as described on Schedule 6.18 and other customary limits imposed by corporate law and fraudulent conveyance statutes and applicable restrictions contained in section 305(a) of the Federal Power Act, as amended), (b) make loans or advances to Guarantor or Borrower or (c) transfer any of its assets or properties to Guarantor or Borrower, except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiaries, (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary or (v) restrictions set forth on Schedule 6.18.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of Borrower, Guarantor or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Loan or reimbursement obligation in respect of any Letter of Credit when due, or nonpayment of interest upon any Loan or of any facility fee, Letter of Credit fee or other obligation under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by Borrower or Guarantor of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 or 6.18.

7.4. The breach by Borrower or Guarantor (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days.

7.5. Failure of Borrower or any of its Subsidiaries or Guarantor to pay when due (whether at stated maturity, on the date fixed for prepayment, by acceleration or otherwise) any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by Borrower or any of its Subsidiaries or Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Borrower or any of its Subsidiaries or Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Borrower or any of its Subsidiaries or Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. Borrower or any of its Subsidiaries or Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of Borrower or any of its Subsidiaries, or Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any of its Subsidiaries or Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against Borrower or any of its Subsidiaries or Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Borrower and its Subsidiaries or Guarantor which, when taken together with all other Property of Borrower and its Subsidiaries or Guarantor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. Borrower or any of its Subsidiaries or any Guarantor shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

7.11. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

7.12. Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

7.13. Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has a Material Adverse Effect.

7.14. Any Change in Control shall occur.

7.15. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16. The obligations of Guarantor under Article XIII hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any of such obligations, or Guarantor shall deny that it has any further liability under such Article XIII, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.  Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to Borrower, Guarantor or any of Borrower’s Subsidiaries, the commitments of the Lenders to make, renew or convert Advances and to participate in Letters of Credit, and the obligation and power of the LC Issuer to issue Letters of Credit hereunder shall automatically terminate and the Obligations (including, without limitation, the obligation to deposit with the Administrative Agent a sum equal to the aggregate face amount of the outstanding Letters of Credit pursuant to Section 8.3 hereof) shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender. If any other Default occurs, then upon the declaration of the Required Lenders or the Administrative Agent at the direction of the Required Lenders, the obligations of the Lenders to make, renew or convert Advances and to participate in Letters of Credit, and the obligation and power of the LC Issuer to issue Letters of Credit under this Agreement shall terminate and the Obligations (including, without limitation, the obligation to deposit with the Administrative Agent a sum equal to the aggregate face amount of the outstanding Letters of Credit pursuant to Section 8.3 hereof) shall immediately become due and payable. In either event, the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and to participate in Letters of Credit and the obligation and power of the LC Issuer to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to Borrower, Guarantor or any of Borrower’s Subsidiaries) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

8.2.  Remedies Not Exclusive. The remedies of the Lenders specified in this Agreement and the other Loan Documents shall not be exclusive and the Lenders may avail themselves of any of the remedies provided by law as well as any equitable remedies available to the Lenders, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.

8.3.  Deposit to Secure Reimbursement Obligations. When any Default or Unmatured Default has occurred and is continuing, the Required Lenders or the Administrative Agent at the direction of the Required Lenders may demand that Borrower immediately pay to the Administrative Agent an amount equal to the aggregate outstanding amount of the Letters of Credit and Borrower shall immediately upon any such demand make such payment. Borrower hereby irrevocably grants to the Administrative Agent for the benefit of the Lenders a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this Section 8.3 (the “LC Collateral Account”), including, without limitation, any investment of such fund. Borrower hereby acknowledges and agrees that the Administrative Agent and the LC Issuer would not have an adequate remedy at law for failure by Borrower to honor any demand made under this Section 8.3 and that the Administrative Agent and the LC Issuer shall have the right to require Borrower specifically to perform its undertakings in this Section 8.3 whether or not any draws have been made under any Letter of Credit. In the event the Administrative Agent or the LC Issuer makes a demand pursuant to this Section 8.3, and Borrower makes the payment demanded, the Administrative Agent agrees to invest the amount of such payment for the account of Borrower and at Borrower’s risk and direction in short-term Investments acceptable to the Administrative Agent. The Administrative Agent may at any time or from time to time after funds are deposited in the LC Collateral Account, apply such funds to the payment of Obligations and any other amounts as shall from time to time have become due and payable by Borrower to the Lenders or the LC Issuer under the Loan Documents. At any time while any Default is continuing, neither Borrower nor any Person claiming on behalf of or through Borrower shall have a right to withdraw any of the funds held in the LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Commitments have been terminated, any funds remaining on the LC Collateral Account shall be returned by the Administrative Agent to Borrower or paid to whomever may be legally entitled thereto at such time.

8.4.  Subrogation. The LC Issuer shall, to the extent of any payments made by the LC Issuer under any Letter of Credit, be subrogated to all rights of the beneficiary of such Letter of Credit as to all obligations of Borrower and its Subsidiaries with respect to which such payment shall have been made by the LC Issuer.

8.5.  Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default or failure to fulfill any condition under Article IV hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

(i)
Other than as provided in Section 2.24, extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Commitment Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any reimbursement obligation in respect of any Letter of Credit, or reduce the rate or extend the time of payment of interest or fees thereon or any reimbursement obligation in respect of any Letter of Credit.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)
Other than as provided in Section 2.24, extend the Commitment Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder or the commitment of the LC Issuer to issue Letters of Credit or permit Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.5.

(v)	Amend, modify or waive Article XIII or release Guarantor from its obligations thereunder.

(vi)	Waive compliance with the conditions set forth in Section 4.1.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment to any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to LaSalle (as the Swingline Lender) or any Swingline Advances shall be effective without the written consent of LaSalle. The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Fee Letters may be amended or otherwise modified with the consent of the parties thereto, without requiring the consent of any other Lender.

8.6.  Preservation of Rights. No delay or omission of the Administrative Agent, the LC Issuer or any Lender to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Credit Extension hereunder shall constitute a waiver of any of the conditions of any Lender’s or the LC Issuer’s obligation to make further Credit Extensions, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding any Lender or the LC Issuer from thereafter declaring such inability to be a Default hereunder. No course of dealing shall be binding upon the Administrative Agent, the LC Issuer or any Lender. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents shall be valid unless in writing and signed by the Persons required pursuant to Section 8.5, and then only to the extent in such writing specifically set forth.

ARTICLE IX

GENERAL PROVISIONS

9.1.  Survival of Representations. All representations and warranties of Borrower and Guarantor contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.  Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.  Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.  Entire Agreement. The Loan Documents embody the entire agreement and understanding among Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the Fee Letters.

9.5.  Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and each Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.  Expenses; Indemnification.

(a)  Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent and the Arrangers, which attorneys may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. Borrower also agrees to reimburse the Administrative Agent, the Arrangers the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents or the preservation of its rights thereunder. Expenses being reimbursed by Borrower under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. Borrower acknowledges that from time to time the Administrative Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to Borrower’s assets for internal use by the Administrative Agent from information furnished to it by or on behalf of Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

(b)  Borrower hereby further agrees to indemnify the Administrative Agent, the Arrangers, the LC Issuer and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, the LC Issuer or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of Borrower under this Section 9.6 shall survive the payment of the Obligations and the termination of this Agreement.

9.7.  Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.  Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.  Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.  Nonliability of Lenders. The relationship between Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibility to Borrower. Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees that neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.  Confidentiality. Each Lender agrees to hold any confidential information which it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure (i) for purposes related to this Agreement and the transactions contemplated hereby to its Affiliates and to other Lenders and their respective Affiliates, (ii) for purposes related to this Agreement and the transactions contemplated hereby to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4 and (viii) to rating agencies if requested or required in connection with a rating relating to the Advances hereunder.

9.12.  Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.  Disclosure. The Lenders hereby (i) acknowledge and agree that LaSalle and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower and its Affiliates, and (ii) waive any liability of LaSalle or such Affiliate of LaSalle to Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of LaSalle or its Affiliates.

9.14.  Patriot Act Notification. As required by federal law and LaSalle’s policies and practices, LaSalle may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.  Appointment; Nature of Relationship. LaSalle is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibility to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duty to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in Section 9-102 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.  Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.  General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.  No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of Borrower or any guarantor of any of the Obligations or of any of Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by Borrower to the Administrative Agent at such time, but is voluntarily furnished by Borrower to LaSalle (either in its capacity as Administrative Agent or in its individual capacity).

10.5.  Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.  Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.  Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.  Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by Borrower for which the Administrative Agent is entitled to reimbursement by Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(viii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.  Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.  Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower, Guarantor or any of their Subsidiaries in which Borrower, Guarantor or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.  Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on the financial statements prepared by Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.  Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13.  Administrative Agent’s and Arrangers’ Fees. Borrower agrees to pay to the Administrative Agent and the Arrangers, for their own respective accounts, the fees agreed to by Borrower, the Administrative Agent and the Arrangers pursuant to the Fee Letters.

10.14.  Delegation to Affiliates. Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.  Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Guarantor or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 2.20 and 9.6) allowed in such judicial proceedings; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 2.20 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.16.  Other Agents. No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.  Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.  Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans and other credit exposure hereunder (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.  Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that (i) Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

12.2.  Participations.

12.2.1.  Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to, and other credit exposure hereunder of, such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and other credit exposure hereunder and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2.  Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which is of the type specified in the proviso to Section 8.5.

12.2.3.  Benefit of Setoff. Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.  Assignments.

12.3.1.  Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of Borrower, the LC Issuer and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment shall (unless each of Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment).

12.3.2.  Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form of Exhibit I attached to Exhibit E (a “Notice of Assignment”), together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and other credit exposure under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the LC Issuer, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and other credit exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.3.  Security Interest. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.3.4.  Register. The Administrative Agent shall maintain a copy of each Notice of Assignment delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of each Lender from time to time and whether such Lender is the original Lender or the Purchaser. No assignment shall be effective unless and until the Notice of Assignment is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.

12.4.  Dissemination of Information. Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.  Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

GUARANTY

13.1.  Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to Borrower and to participate in Letters of Credit and Swingline Advances and to induce the LC Issuer to issue Letters of Credit, Guarantor hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all Obligations of Borrower to the Administrative Agent, the Lenders, the LC Issuer and any holder of a Note, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Guaranteed Obligations”). Additionally, Guarantor agrees to reimburse the Administrative Agent, the Lenders and the LC Issuer for any costs incurred in enforcing this Article XIII against Guarantor. Any term or provision of this Article XIII to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which Guarantor shall be liable shall not exceed the maximum amount for which Guarantor can be liable without rendering this Agreement or any other Loan Document as it relates to Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

13.2.  Waivers. Guarantor waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice of notices delivered or demand made on Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, and provided further that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty. The Administrative Agent, the LC Issuer and the Lenders shall have no obligation to disclose or discuss with Guarantor their assessments of the financial condition of Borrower.

13.3.  Guaranty Absolute. This guaranty is a guaranty of payment and not of collection, is a primary obligation of Guarantor and not merely one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent, the LC Issuer and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of Borrower or the insolvency, bankruptcy or any other change in the legal status of Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of Guarantor or Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which Guarantor may have at any time against Borrower or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, including without limitation all defenses based on suretyship or impairment of collateral; all whether or not Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section. It is agreed that Guarantor’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by Borrower of the Guaranteed Obligations in the manner agreed upon by Borrower and the Administrative Agent, the LC Issuer and the Lenders.

13.4.  Acceleration. Guarantor agrees that, as between Guarantor on the one hand, and the Lenders, the LC Issuer and the Administrative Agent, on the other hand, the obligations of Borrower guaranteed under this Article XIII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XIII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting Borrower or otherwise) preventing such declaration as against Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Guarantor for purposes of this Article XIII.

13.5.  Marshaling; Reinstatement. None of the Lenders nor the LC Issuer nor the Administrative Agent nor any Person acting for or on behalf of the Lenders, the LC Issuer or the Administrative Agent shall have any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations. If Guarantor, Borrower or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender, the LC Issuer or the Administrative Agent, or any Lender, the LC Issuer or the Administrative Agent receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

13.6.  Delay of Subrogation. Notwithstanding any payment made by or for the account of Guarantor pursuant to this Article XIII, Guarantor shall not be subrogated to any right of the Administrative Agent or any Lender, or have any right to obtain reimbursement from Borrower, until such time as the Administrative Agent and each Lender shall have received final payment in cash of the full amount of the Guaranteed Obligations.

ARTICLE XIV

NOTICES

14.1.  Notices.

(a)  Except as otherwise permitted by Section 2.13 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule 14.1, (y) in the case of any Lender or the LC Issuer, at its address or facsimile number set forth on Schedule 14.1 or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and Borrower in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.2.  Change of Address. Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.  CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.  CONSENT TO JURISDICTION. EACH OF BORROWER AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF BORROWER AND GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER OR GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER OR GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

16.3.  WAIVER OF JURY TRIAL. BORROWER, GUARANTOR, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures Follow]

13284408 01712640

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders, the LC Issuer, the Syndication Agent and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

VECTREN CAPITAL, CORP.

By:/s/ Robert L. Goocher
Name:  Robert L. Goocher
Title:    Vice President, Treasurer and Assistant Secretary

GUARANTOR:

VECTREN CORPORATION

By:/s/ Robert L. Goocher
Name:  Robert L. Goocher
Title:    Vice President and Treasurer

LASALLE BANK NATIONAL ASSOCIATION, Individually, as Administrative Agent and as the LC Issuer

By:/s/ Sean P. Drinan
Name:  Sean P. Drinan
Title:    First Vice President

JPMORGAN CHASE BANK, N.A., Individually and as Syndication Agent

By:/s/ Robert C. Mertensotto
Name: Robert C. Mertensotto
Title:   Managing Director

WACHOVIA BANK, N.A.

By:/s/ Allison Newman
Name:  Allison Newman
Title:    Vice President

FIFTH THIRD BANK

By:/s/ Dwight Hamilton
Name:  Dwight Hamilton
Title:    Senior Vice President

MIZUHO CORPORATE BANK, LTD.

By:/s/ Raymond Ventura
Name:  Raymond Ventura
Title:    Deputy General Manager

U.S. BANK NATIONAL ASSOCIATION

By:/s/ Karen Meyer
Name:  Karen Meyer
Title:    Vice President

REGIONS BANK

By:/s/ Scott A. Dvornik
Name:  Scott A. Dvornik
Title:    Vice President

OLD NATIONAL BANK

By:/s/ Sara L. Miller
Name:  Sara L. Miller
Title:    Vice President

13284408 01712640	Vectren Capital, Corp. Credit Agreement

PRICING SCHEDULE

Pricing	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin for Eurodollar Advances	0.230%	0.270%	0.350%	0.425%	0.500%	0.800%
Applicable Margin for Floating Rate Advances	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Applicable Fee Rate	0.07%	0.08%	0.10%	0.125%	0.15%	0.20%

In addition, at any time that the Aggregate Outstanding Credit Exposure exceeds 50% of the Aggregate Commitment, then the Applicable Margin for Floating Rate Advances and Eurodollar Advances shall be increased by 0.10%.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, Guarantor’s Moody’s Rating is A2 or better or Guarantor’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) Guarantor has not qualified for Level I Status and (ii) Guarantor’s Moody’s Rating is A3 or better or Guarantor’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status or Level II Status and (ii) Guarantor’s Moody’s Rating is Baa1 or better and Guarantor’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status, Level II Status or Level III Status and (ii) Guarantor’s Moody’s Rating is Baa2 or better and Guarantor’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) Guarantor’s Moody’s Rating is Baa3 or better and Guarantor’s S&P Rating is BBB- or better.

“Level VI Status” exists at any date if, on such date, Guarantor has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the corporate credit rating (without third-party credit enhancement) issued by Moody’s and then in effect or the issuer’s rating issued by Moody’s and then in effect with respect to Guarantor.

“Rating” means the S&P Rating or the Moody’s Rating.

“S&P Rating” means, at any time, the corporate credit rating (without third-party credit enhancement) issued by S&P and then in effect or the issuer’s rating issued by S&P and then in effect with respect to Guarantor.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on Guarantor’s Status as determined from its then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time Guarantor has no Moody’s Rating or no S&P Rating, but has a Rating, the Status shall be determined based on the Rating that is then in effect. If at any time Guarantor has no Moody’s Rating and has no S&P Rating, Level VI Status shall exist. If Guarantor is split rated and the rating differential is two credit rating levels or more, then the intermediate credit rating at the midpoint (or, if there is no midpoint, the higher of the two credit ratings) shall apply.

13284408 01712640

SCHEDULE I

COMMITMENTS

Lender	Commitment

JPMorgan Chase Bank, N.A.	$45,000,000
LaSalle Bank National Association	$45,000,000
Wachovia Bank, N.A.	$40,000,000
Fifth Third Bank	$35,000,000
Mizuho Corporate Bank, Ltd.	$35,000,000
US Bank National Association	$25,000,000
Regions Bank	$15,000,000
Old National	$15,000,000

Total	$255,000,000